Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan and the Pre-Merger Stock Incentive Plan of our report dated March 31, 2006 (except for Note 16, as to which the date is April 11, 2006), with respect to the financial statements of Infinity Pharmaceuticals, Inc. included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-134438) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 25, 2006